INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders,

Merrill Lynch Variable Series Funds, Inc.:

In planning and performing our audits of the financial statements of Merrill Lynch Variable Series Funds, Inc. (the “Company”) with respect to Merrill Lynch Variable Series Funds, Inc., including the American Balanced V.I. Fund (formerly, American Balanced Fund), Basic Value V.I. Fund (formerly, Basic Value Focus Fund), Core Bond V.I. Fund (formerly, Core Bond Focus Fund), Developing Capital Markets V.I. Fund (formerly, Developing Capital Markets Focus Fund), Domestic Money Market V.I. Fund (formerly, Domestic Money Market Fund), Focus Twenty V.I. Fund (formerly, Focus Twenty Select Fund), Fundamental Growth V.I. Fund (formerly, Fundamental Growth Focus Fund), Global Allocation V.I. Fund (formerly, Global Allocation Focus Fund), Global Growth V.I. Fund (formerly, Global Growth Focus Fund), Government Bond V.I. Fund (formerly, Government Bond Fund), High Current Income V.I. Fund (formerly, High Current Income Fund), Index 500 V.I. Fund (formerly, Index 500 Fund), Large Cap Core V.I. Fund (formerly, Large Cap Core Focus Fund), Large Cap Value V.I. Fund (formerly, Large Cap Value Focus Fund), Reserve Assets V.I. Fund (formerly, Reserve Assets Fund), Small Cap Value V.I. Fund (formerly, Small Cap Value Focus Fund), and Utilities & Telecommunications V.I. Fund (formerly, Utilities and Telecommunications Focus Fund), for the year ended December 31, 2002 (on which we have issued our reports dated February 14, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company’s internal control.

The management of the Company is responsible for establishing and maintaining internal control.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  Generally, controls that are relevant to an audit pertain to the entity’s objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.  Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected.  Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Company’s internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.  A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial

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statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving the Company’s internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of the Company, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 14, 2003